Exhibit 99.2

Hercules Technology Growth Capital Announces Quarterly Dividend of $0.23

per Share; Its Twenty-Sixth Consecutive Quarterly Dividend Distribution

•    Twenty-Sixth Consecutive Quarterly Dividend Bringing Cumulative Distributions

to $6.92 per Share since IPO in June 2005

PALO ALTO, Calif., February 29, 2012 - Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), a leader in customized debt financing for entrepreneurial venture capital and private equity-backed companies in technology-related markets including cleantech and life science, announced today that its Board of Directors has declared a fourth quarter cash dividend of $0.23 per share. The dividend will be payable on March 15, 2012, to shareholders of record as of March 12, 2012.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. The tax attributes of the Company’s distributions for the year ended December 31, 2011 were paid 100% from earnings and profits. There can be no certainty to shareholders that the 2011 determination is representative of what the tax attributes of the Company’s 2012 distributions to shareholders will actually be. The Company’s distributions are intended to be paid from taxable income.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital (NASDAQ: HTGC), is a NASDAQ traded specialty finance firm providing customized loans to public and private technology-related companies, including clean technology, life science and select lower middle market technology companies at all stages of development. Since inception, Hercules has committed more than $2.7 billion to over 190 companies and is the lender of choice for entrepreneurs, venture capital and private equity firms seeking ideal, customized growth capital financing at all stages of a company’s development to accelerate business growth and reach the next critical milestone.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market turbulence, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Merrill Freund or Britt Gottlieb

Schwartz MSL

415-512-0770

hercules@schwartzmsl.com

OR

Sally Borg

Hercules Technology Growth Capital, Inc.

Main, 650.289.3060 HT-HN

650.289.3066

sborg@htgc.com or info@htgc.com